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THE LOEWEN GROUP INC.
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(TSE: LWN)                                                                  NEWS
All amounts shown in US Dollars

Media Contact:     James Hoggan & Associates Inc.
                   Karen Cook Boas or Anna Wright
                   (604) 739-7500 or
                   Email kcook@hoggan.com
                   Email awright@hoggan.com

Investor Contact:  (800) 347-7010


                             FOR IMMEDIATE RELEASE

              THE LOEWEN GROUP REPORTS SECOND QUARTER 2000 RESULTS

             -- Reorganization Progress Continues towards Emergence

-- Operating Cashflow Improves while Cash Balances Increase 37% to $122 million

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VANCOUVER, BC -- July 31, 2000 -- THE LOEWEN GROUP INC. (TSE: LWN), today announced its unaudited results for the quarter ended June 30, 2000 and commented on the progress of its reorganization since the Company was granted court protection from creditors on June 1, 1999. Earnings from operations, before deducting non-cash provisions for asset impairment, were $23.5 million in the second quarter compared with $28.5 million in the same quarter of 1999. The Company reported a net loss of $76.3 million after non-cash provisions for asset impairment on gross revenue of $218.9 million for the quarter ended June 30, 2000, compared with a net loss of $105.3 million on gross revenue of $259.5 million for the quarter ended June 30, 1999.

For the six months ended June 30, 2000, earnings from operations, before deducting non-cash provisions for asset impairment, were $71.0 million compared with $88.5 million for the same period in 1999. For the six months ended June 30, 2000, the Company reported a net loss of $53.5 million on gross revenue of $475.7 million compared to a net loss of $98.4 million on gross revenue of $566.3 million for the six months ended June 30, 1999.

John S. Lacey, Chairman of the Board, said the quarter's results show continuing cost reductions and improvements in cash flow and cash balances as a result of operating efficiencies and structural changes implemented at all levels of the Company since the filing for creditor protection in June 1999.

"In the second quarter, we again generated solid operating earnings." Mr. Lacey said. "We have experienced some decrease in business volume that can be attributed partially to the effect of our creditor protection proceedings and partially to the generally slow business conditions also faced recently by other companies in our industry; however, we are pleased with the progress we are


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making on the implementation of our business plan, positive cash generation and with the improvements to our competitiveness and efficiency."

REORGANIZATION PROGRESS
Mr. Lacey commented: "It has been 13 months since we filed for creditor protection. With the support of the court-appointed Official Unsecured Creditors' Committee, we have been executing our business plan that we believe will provide the basis for our emerging from creditor protection as a leader in customer service and business efficiency."

"It is also important to recognize that our employees have performed extraordinarily well under difficult and stressful circumstances. Together, management and employees are improving the products and service that will help our Company become one of the industry's best service providers," said Mr. Lacey.

Mr. Lacey also reported that the Company has made substantial progress in the processing of claims and preparation of a plan of reorganization and has begun initial discussions with creditor representatives regarding plan issues. The Company continues its investigation and analysis regarding the uncertainty of the secured status of the Series 3, 4, 6, 7 and Pass-through Asset Trust Securities. Mr. Lacey emphasized "the Company is committed to emerging from Chapter 11 and the CCAA proceedings at the earliest feasible time."

CASH BALANCES AND DIP FACILITY
The Company has continued to build its cash balances, to $121.6 million at June 30, 2000 from $55 million at December 31, 1999. In May 2000, the Loewen Group amended its debtor-in-possession ("DIP") financing facility to $100 million with more favorable covenants. The Company has not found it necessary to borrow under the DIP facility in 2000 and is currently using it only for letters of credit aggregating $20 million.

BASIS OF PRESENTATION
The Company's attached unaudited interim consolidated statement of operations and deficit, balance sheet and cash flow statement have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the creditor protection proceedings and circumstances relating to this event, including the Company's debt structure, recent losses and level of cash flow, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The interim consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of a plan of reorganization, since the reported amounts in these interim consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis


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is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to renegotiate and comply with the terms of the DIP financing and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

Based in Vancouver, The Loewen Group Inc. currently owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

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Safe Harbor:  Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.
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THE LOEWEN GROUP INC.

                        DISCUSSION OF OPERATING RESULTS

SECOND QUARTER OPERATING RESULTS
Funeral home revenues were $139.5 million, a decrease of 5.6 percent from $147.8 million in the second quarter of 1999. On a same store basis, the number of funerals performed was down 5.0 percent compared with the second quarter of 1999. The Company experienced an average revenue per funeral service during the quarter that was consistent with that of 1999. Overall funeral home operating margin in the second quarter of 2000 was 27.7 percent compared with 29.9 percent in the same quarter in 1999. The Company performed approximately 37,400 funeral services during the second quarter of 2000 compared with 39,400 in the same period a year earlier.

Second quarter cemetery revenues were down 37.2 percent to $55.1 million, compared with $87.8 million in the same quarter in 1999. This reflects changes to the Company's commission structure and pre-need sales program in the second quarter of both 2000 and 1999. These changes contributed to the improved cemetery cash flow of $19.5 million for the quarter ended June 30, 2000 compared with cash flow of $1.8 million in the same period last year. Cemetery operating margin was $12.7 million for the quarter compared with $18.3 million for the same period last year.

General and administrative expenses reduced by $5.4 million or 22.8 percent in the second quarter of 2000 from the same period in 1999, as part of a continuing program to operate more efficiently.

The Company recorded a non-cash provision for asset impairment of $92.0 million in the second quarter of 2000 as it reassessed the estimated proceeds against the remaining carrying values of the assets included in the divestiture program.

The Company incurred $7.5 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.

SIX MONTH OPERATING RESULTS
Funeral home revenues for the period ended June 30, 2000 were $300.6 million, a decrease of 6.7 percent from $322.1 million in the first six months of 1999. On a same store basis, the number of funerals performed was down 5.7 percent compared with the same period of 1999. The Company experienced an average revenue per funeral service during the six months ended June 30, 2000 that was consistent with the same period in 1999. Overall funeral home operating margins in the six months ended June 30, 2000 were 31.1 percent compared with 34.7 percent in 1999. The Company performed approximately 80,900 funeral services during 2000 compared with 85,700 in the same period a year earlier.

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Cemetery revenues in the first six months of 2000 were down 35.7 percent to
$126.4 million, compared with $196.6 million in 1999. This reflects the sale of 124 cemeteries on March 31, 1999 and the Company's changes to its commission structure and pre-need sales program in the second quarters of both 1999 and 2000. These changes contributed to the improved cemetery cash flow of $40.8 million for the six months ended June 30, 2000 compared with cash flow of $11.8 million in the same period last year. Cemetery operating margin was $32.3 million for the six months ended June 30, 2000 compared with $48.4 million for the same period last year.